Exhibit 5.2

[Letterhead of Bingham McCutchen LLP]

November 9, 2010

EXPEDIA, INC.

333 108th Avenue N.E.

Bellevue, WA 98004

Re:	Registration Statement on Form S-4 Registration

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to TripAdvisor Holdings, LLC, a Massachusetts limited liability company (the “Company”), in connection with certain matters of Massachusetts law relating to the guarantee by the Company of $750,000,000 aggregate principal amount of 5.95% Senior Notes due 2020 (the “Exchange Notes”), to be issued by Expedia, Inc., a Delaware corporation (the “Expedia”), pursuant to an Indenture, dated as of August 5, 2010 (the “Indenture”), among Expedia, certain subsidiaries of Expedia, including the Company (the “Guarantors”), and The Bank of New York Mellon Trust Company, N.A., as trustee. The Exchange Notes and the guarantees of the Guarantors will be issued in exchange for (i) an equal principal amount of Expedia’s 5.95% Senior Notes due 2020 and (ii) the related guarantees. The Exchange Notes are covered by the above-referenced Registration Statement on Form S-4, and any amendments thereto (collectively, the “Registration Statement”), filed by Expedia with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”).

As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have relied, with your permission, entirely upon certificates of certain of the managers, officers or other representatives of the Company and have assumed, without independent inquiry, the accuracy of those certificates. For purposes of our opinion rendered in paragraph 1 below, with respect to the formation, existence, qualification, or standing of the Company, our opinion relies entirely upon and is limited by certificates issued by the Secretary of the Commonwealth of the Commonwealth of Massachusetts, dated on or about November 5, 2010.

In connection with this opinion, we have examined originals or copies of the following documents:

(i)	the Indenture;

(ii)	the form of Exchange Notes attached as Exhibit A to the Indenture;

(iii)	the Certificate of Organization of the Company (the “Charter”), certified by the Secretary of the Commonwealth of the Commonwealth of Massachusetts dated on or about November 8, 2010, and certified by a manager or officer of the Company as of the date hereof as being true, complete and correct and in full force and effect;

(iv)	the Limited Liability Company Agreement of the Company (the “Operating Agreement”) (the Charter and the Operating Agreement together being referred to sometimes herein as the “Governing Documents”), certified by a manager or officer of the Company as of November 9, 2010 as being true, complete and correct and in full force and effect; and

(v)	the certificate of an officer of the Company, as of the date hereof, as to certain actions taken by the member and managers of the Company dated as of November 9, 2010, and as to the titles, incumbency, and specimen signatures of the managers and certain officers of the Company.

This opinion is based entirely on our review of the documents listed in the preceding paragraph, and we have made no other documentary review or investigation of any kind whatsoever for purposes of this opinion.

We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

For purposes of this opinion, we have made such examination of law as we have deemed necessary. This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts as applied by courts located in Massachusetts without regard to choice of law (except for tax, antitrust, energy, utilities, insurance, consumer protection, anti-discrimination, environmental, national security, anti-terrorism, anti-money laundering, travel, tourism, transportation, maritime, securities, investment or blue sky laws, as to which we express no opinion in this letter), and we express no opinion as to the laws of any other jurisdiction.

Our opinion is further subject to the following exceptions, qualifications and assumptions, all of which we understand to be acceptable to you:

(a)	We have assumed without any independent investigation that each party to the Indenture, other than the Company, at all times relevant thereto, is validly existing and in good standing under the laws of the jurisdiction in which it is organized, and is qualified to do business and in good standing under the laws of each jurisdiction where such qualification is required generally or necessary in order for such party to enforce its rights under such Indenture.

(b)	We express no opinion as to the enforceability of any of the Indenture or the Exchange Notes.

(c)	When any opinion set forth below is given to our knowledge, or to the best of our knowledge, or with reference to matters of which we are aware or which are known to us, or with a similar qualification, that knowledge is limited to the actual knowledge of the individual lawyers in this firm who have participated directly and substantively in the specific transactions to which this opinion relates and without any special or additional investigation undertaken for the purposes of this opinion.

(d)	We express no opinion as to the effect of events occurring, circumstances arising, or changes of law becoming effective or occurring, after the date hereof on the matters addressed in this opinion letter, and we assume no responsibility to inform you of additional or changed facts, or changes in law, of which we may become aware.

Based upon and subject to the foregoing, and subject to the limitations and qualifications set forth below, we are of the opinion that:

1.	The Company (a) is a limited liability company validly existing and in good standing as a limited liability company under the laws of the Commonwealth of Massachusetts and (b) has the necessary limited liability company power to guarantee the Exchange Notes pursuant to the terms of the Indenture.

2.	The Company’s guarantee of the Exchange Notes pursuant to the terms of the Indenture has been duly authorized by all necessary limited liability company action and the Indenture has been validly authorized, executed and delivered by the Company.

We consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and the reference to this firm under the heading “Legal Matters” in the related prospectus. We also consent to the reliance by Wachtell, Lipton, Rosen & Katz on the opinions expressed herein. In rendering this opinion and giving this consent, we do not admit that we are “experts” within the meaning of the 1933 Act.

Very truly yours,

/s/ Bingham McCutchen LLP

BINGHAM McCUTCHEN LLP